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                                                                  Exhibit 10.1


                                                                 FEDERAL EXPRESS
                                                                    CONFIDENTIAL


February 5, 2002

Mr. David F. Jarosz

Dear David:

I am pleased to offer you the position of Executive Vice President with Genaera Corporation, reporting to Roy C. Levitt, President and Chief Executive Officer. Your base salary will be $18,750 per month ($225,000/year). Contingent upon your acceptance of this offer, it is expected that the Compensation Committee of the Board of Directors will grant to you at its next meeting, options to purchase 150,000 shares of Genaera Common Stock, exercisable at the fair market value underlying common stock on the date of the next Board of Directors meeting. These options will have a term of 10 years and vest at the rate of 25% per year. As with all Genaera options, the grant will be subject to execution of a stock option agreement in the form specified by the Compensation Committee.

Upon the commencement of your employment with the Company, you will be expected to execute the Company's Drug-Free Workplace Policy, Proprietary Information Agreement, Policy Statement on Insider Information and Insider Trading, Sexual Harassment Policy, and Conflicts of Interest Policy, each in the form previously provided to you. Genaera may have already provided you with certain of its confidential business or scientific information, which it expects you to keep confidential, and to use only to further Genaera's legitimate business interests. Just as Genaera expects you to keep confidential its business or scientific information, Genaera also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information.

You will be eligible for 25 days vacation per year. Vacation accrues proportionate to months employed. Employees are encouraged to take their vacations yearly. However, up to five (5) days of unused vacation time can be carried over into next year with supervised approval. In addition, you will be eligible for the benefits package available to all employees. Enclosed is a summary of benefits.

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                                                                 David F. Jarosz
                                                                February 5, 2002
                                                                          Page 2


All the terms and conditions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representative heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you.

We look forward to your joining us at Genaera Corporation. Please indicate your acceptance of this offer, which is for at will employment, by your signature below. This offer of employment will remain in effect until Monday, February 11, 2002. We have agreed that your start date will be February 25, 2002, at 8:30 AM. Please do not hesitate to speak with me concerning any questions you may have.

                                    Sincerely,


                                    /s/ Roy C. Levitt
                                    -----------------
                                    Roy C. Levitt, M.D.
                                    President & Chief Executive Officer



RCL:fs

Accepted: /s/ David F. Jarosz
         -----------------------------------
Date: 2/7/02
     -------------------------

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                                                                 David F. Jarosz
                                                                February 5, 2002
                                                                          Page 3

                                  Attachment A

Relocation Cost Reimbursement

Genaera will pay a lump sum of up to $52,000 (fifty-two thousand dollars) to cover your expenses of relocation, that is, the reasonable, direct, out of pocket costs of relocating yourself, your family and your household items from your current residence to your new residence located near Genaera. Included in this lump sum of up to $52,000 Genaera will reimburse you for up to six months of temporary housing expenses.

To obtain reimbursement, you must submit for approval a detailed estimate of such expenses prior to their incurrence. All relocation-related expenses must be reimbursed within 12 months of date of hire. It is agreed and understood that should you choose to voluntarily leave the Company at any time, within 6 months of receiving reimbursement for moving-related expenses, then the costs reimbursed to you will be due payable to Genaera Corporation. Reimbursement will likely be considered taxable income for most relocation expenses, please consult your tax advisor. Genaera will not reimburse you for any taxes due on reimbursed relocation expenses.

Severance

If your employment is terminated without cause, you will receive your monthly base salary, including health benefits through COBRA, for twelve (12) months following the date of termination, or for such shorter period until you have secured employment elsewhere.